EXHIBIT 1.1

MEMORANDUM OF ASSOCIATION, AS AMENDED AND RESTATED

COMPANIES ORDINANCE

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Company Limited in Shares

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Memorandum of Association as Amended and Restated

of

1.	The name of the Company is: רדקום בע”מ [Hebrew]

In English:                                           RADCOM LTD

2.	The purposes for which the Company was established are as follows:

(a)	To manufacture, market, sell, import, export, buy, rent, lease out, hire, lease and engage in any form whatsoever in computer equipment, including computer communication equipment and including all auxiliary equipment, components and items for computers and including all equipment, auxiliary equipment and electronic components of any kind, and including drafting and publishing any informative material related to such equipment.

(b)	To conduct a business of agents, representatives, proxies and representatives of any person in the computer and electronics industry and any other industry.

(c)	To engage in design, research and development of computer and electronic equipment, including computer communication equipment and including all auxiliary equipment, components and items.

(d)	To apply for, register, buy or otherwise acquire patents, licenses, franchises, templates, know-how, manufacturing processes, trade secrets and rights of any kind whatsoever in the computer and electronics industry and in any other industry.

(e)	To conduct any business of capital owners, property owners, concession holders, financiers, agents, couriers, brokers, agents and contractors; to undertake, manage and execute any financial and investment business.

(f)	To borrow funds, obtain them and secure their payment in any such manner as the Company may deem appropriate, and in particular – but without derogating from the generality of the foregoing – by granting mortgages on its lands and other real estate properties and/or granting ascending/descending and/or fixed and special liens and pledges on any part of its lands and other assets, all or part, present and future, and to redeem and discharge any such mortgage, lien or pledge. The Company shall also be authorized to secure the payment of funds borrowed or to be borrowed by the issuance of new and other bonds and stock of bonds, and to secure their repayment by mortgaging any part of the Company’s lands and other assets, all or part, present and future, including capital not yet paid up, by any kind of lien without any restriction, and to redeem, purchase and release bonds or stocks of bonds or any lien in the above manner.

(g)	To lend money and grant advances or credit and to guarantee the debts and interests of such persons, firms and companies and on such terms as the Company shall deem appropriate, in particular to customers and other persons having business with the Company, to provide guarantees and to act as a guarantor for such persons, firms or companies, and to receive from those to whom the Company shall lend money or grant credit or guarantee, all kinds of guarantees and securities as the Company shall deem appropriate, including – but without derogating from the generality of the foregoing – mortgages, pledges, ascending/descending fixed and special liens and pledges of any kind, land and chattel, and to release and waive all such guarantees and securities and to redeem them on such terms as the Company shall deem appropriate.

(h)	To engage in all business of trade, import, export, transportation, supply, marketing, distribution, utilization, brokerage and handling of technical and mechanical equipment, instruments, preparations, work tools, craft tools, accessories, containers, packaging, raw materials, consumables, products, goods and materials, of every kind whatsoever and for any use whatsoever.

(i)	To engage in research, exploration and development of natural resources and their utilization, to conduct studies in connection therewith, and to hold, manage, fund, measure, organize and employ research institutions, laboratories and expeditions.

(j)	To engage in transportation and shipping and in all means of transport and conveyance of every kind.

(k)	To apply for, register, buy or otherwise acquire or obtain rights of use or testing, and to defend, extend and renew, in Israel or abroad, all kinds of patents, patent rights, invention authorities, licenses, protections, concessions (hereinafter: Patent Rights) which, in the opinion of the Company, may benefit it, as well as to use patent rights, work in accordance with them, exploit them in any way, make any agreement whatsoever and perform any action whatsoever in connection with patent rights, and sell and otherwise transfer patent rights and grant licenses and privileges in connection with patent rights.

(l)	To engage in all scientific, technical, mechanical and other tests, trials and experiments, including their refinement and attempting to refine all the inventions and patent rights to which the Company shall be entitled, or to use them or acquire them for itself or seek to acquire them for itself.

(m)	To seek, obtain, purchase, hold, maintain, exploit, sell and transfer from any part of the world templates, manufacturing processes, know-how, trade secrets, permits, licenses, rights, franchises, leases and rights and benefits of any kind which entitle the Company or allow it to engage in the business in which it is authorized to engage.

(n)	To enter into agreements with any government or authority, whether central, municipal, local or otherwise, in any part of the world, in such manner as may seem expedient to the purposes of the Company, all or in part, and to obtain from any such government or authority any right, privilege or franchise which the Company may deem expedient to obtain, exploit or perform.

(o)	To take such measures as the Company deems appropriate to make its operations and undertakings public, and in particular by advertising in newspapers, on the radio and otherwise, by circulars, holding exhibitions and publishing brochures and by granting prizes and grants.

(p)	To buy or otherwise acquire and receive any business, whether as an existing business or otherwise, and any assets, properties, goodwill, rights and liabilities of any person or company if this may be of benefit to the Company or to advance any interest within the scope of the purposes of the Company.

(q)	To create and establish, or participate in the creation and establishment of any company, for the purpose of acquiring or assuming, in whole or in part, the assets, rights and liabilities of such company, and for any other purpose which, in the opinion of the Company, may assist, directly or indirectly, to such company in advancing any interest within the scope of the purposes of such company.

(r)	To consolidate or merge with any company.

(s)	To enter into partnership or agreement for the sharing of profits, consolidating profits or collaboration with any person or company carrying out or having the right to carry out business or businesses that the company is authorized to carry out.

(t)	To sell and transfer the Company’s enterprise, in whole or in part, for such consideration that the Company may deem appropriate, and in particular for shares, bonds or other securities, to another company with similar purposes, in whole or in part, to those of the Company.

(u)	To enter into any contract or agreement, and to sign any document, instrument, contract and agreement, within the purposes of the Company.

(v)	To insure the Company, its property, facilities, factories and operations, all or part thereof, against any damage, loss, risk or liability.

(w)	To invest and manage the Company’s funds that are not immediately needed for its business in such a manner as the Company may determine from time to time.

(x)	To distribute its assets, all or some thereof, among its members in kind, provided that by the distribution of assets, no reduction of capital shall be caused that is contrary to the provisions of the Companies Ordinance.

(y)	To grant allowances, grants and awards to its employees and managers, or to those who were its employees or managers, and to their families, and the Company may establish or support and encourage the opening of schools, institutes of learning, science or trade companies, whether these institutions and companies are associated with the Company’s business or have no such connection, and the Company may also establish and finance clubs or other institutions for the benefit of the Company’s business or for the enjoyment of its employees and managers.

(z)	To work for the acquisition of each of the above-mentioned purposes in any part of the world and to carry out in any country and place in the world all the operations that the Company is authorized to carry out by virtue of the law and by virtue of this Memorandum of Association – to carry them out in Israel, to undertake and do any trade or business, which in the opinion of the Company is conducive to the advancement of any of the Company’s purposes.

(aa)	To do all or any of the acts specified in the Second Addendum of the Companies Ordinance, and it is hereby declared that any object or power of action added to the Second Addendum of the Companies Ordinance by any amendment to that Ordinance or in any other manner, shall not be deemed to be omitted from this Memorandum of Association and shall continue to be deemed included in this Memorandum of association, unless that object or power of action is prohibited by any law in force in Israel at that time.

(bb)	To do all or any of the acts connected with or association with the purposes that are contained in this Memorandum of Association, expressly or by implication, or which may lead to the achievement of the above purposes in whole or in part.

(cc)	To do all or any of the foregoing acts, whether in Israel or outside Israel in any part of the world, whether as owners or as agents, contractors or trustees or in any other manner, whether by itself or in partnership with others and through agents, or trustees or through others.

(dd)	It is hereby agreed and declared that in this Memorandum of Association, the following terms – whether the terms appear in the body of the Memorandum of Association or appear in the Second Addendum of the Companies Ordinance – shall have the following meanings:

“Person” or “Man”	–	Including a company and corporation.

“Company” or “Corporation”	–	Including, to the extent that this term do not refer to the current company, any other company, a political, public or legal body, partnership or a body of persons, whether incorporated or unincorporated.

“Land”	–	Including every right to land or in connection therewith, whether the right is registrable or not, including building and plantings and everything that is connected to land.

(ee)	It is also hereby agreed and declared that, except in those cases expressly stated otherwise in this Memorandum of Association, each of the purposes and the rights of action set forth in each of the preceding subsections of this section, including – with regard to the provisions of subsection (aa) of this Section – any of the sections of the Second Addendum of the Companies Ordinance, are primary and independent purposes, and that they shall in no way be derived or limited by drawing conclusions from any other subsection of this section or from any other section of the Second Addendum of the Companies Ordinance, or from the name of the company or by reliance on it.

The liability of the members is limited.

4.	The share capital of the Company is four million, four hundred and sixty six New Israeli Shekel (NIS 4,000,466) divided into twenty million (20,000,000) Ordinary Shares, par value NIS 0.20 each, and two thousand three hundred and thirty (2,330) Deferred Shares, par value NIS 0.20 each.

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